Exhibit 10.12

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is made and entered into this 29th day of November, 2004 (“Effective Date”) by and between SI International, Inc., a Delaware corporation (“SI International”), and Walter J. Culver, an individual (“Consultant”). This Agreement governs the work described in each Project Work Order entered into or issued hereunder.

NOW THEREFORE, in consideration of the mutual promises of the parties, the parties agree as follows:

SECTION.  1                         DEFINITIONS.

The following terms, as used herein or in exhibits or attachments hereto, shall have the meanings indicated:

1.1                                 “Confidential Information.”  Any and all business, technical or third-party nonpublic information that is disclosed, provided or otherwise made available to Consultant by SI International.

1.2                                 “Goods.” Material, reports or other deliverables identified or resulting from the Work.

1.3                                 “Project Work Order.” Each document executed by Consultant and SI International for the provision of Work, and contains the pricing and other terms and conditions applicable to the project.

1.4                                 “Services.” Any labor effort provided under a Project Work Order.  Services do not include nor encompass Consultant’s service as a member of the Board of Directors of SI International.

1.5                                 “Work.” Any sale of Goods or provision of Services by Consultant to or for SI International.

1.6                                 “Work Product.”  All documentation, materials, ideas, designs, techniques, inventions, discoveries, improvements, information, creations, software, and any other items discovered, prepared or developed by Consultant in the course of or resulting from performance hereunder.

SECTION.  2                         SCOPE OF WORK

Neither party is obligated to enter into any particular Project Work Order.  Each executed Project Work Order together with the terms and conditions of this Agreement define the scope of work for a particular project under this Agreement.  In the event of any conflict between this Agreement and a Project Work Order, the terms of the Project Work Order shall control, but only with respect to that particular Project Work Order.

SECTION.  3                         FEES, INVOICES, PAYMENT

Consultant will be compensated for work performed in accordance with the Project Work Order.  SI International shall have no further liability beyond the lesser of (i) amounts due for Services and/or Work rendered and accepted thereunder or (ii) the maximum amount set forth in the applicable Project Work Order.  Consultant shall invoice SI International for Work performed on a fixed-price basis according to the methodology specified in the applicable Project Work Order.  For Project Work Orders to be performed on a Labor Rate Basis, Consultant’s rate shall be $225 per hour and Consultant shall invoice SI International for Work performed.  Payments by SI International are generally within thirty (30) days after SI International’s receipt of Consultant’s complete and accurate invoice for Work completed and accepted by SI International. Except as otherwise agreed in the applicable Project Work Order, Consultant shall not seek reimbursement from SI International for expenses or costs incurred in performing Work. For all travel-related expenses, to be paid separately by SI International, Consultant shall obtain the prior written approval of SI International before incurring any expenses and promptly submit an expense report with all supporting documentation, which will be subject to any limitations in the approval or approval request and the expense reimbursement policies of SI International.

SECTION.  4                         CONFIDENTIALITY

Consultant shall comply with the directions of SI International in handling Confidential Information and shall not disclose Confidential Information to any third party. This provision will not apply to information that is now or later comes into the public domain without the fault of Consultant; is known by Consultant prior to the Effective Date; is independently developed by Consultant, as demonstrated by written documents; or is obtained by Consultant from a third party that does not have an obligation to keep the information confidential.   Consultant’s confidentiality obligations shall survive for a period of five (5) years from earlier of the expiration or termination of this Agreement, unless a longer period of survival is set forth in such Project Work Order.

Consulting Services Agreement	SI International Proprietary

SECTION.  5                         WARRANTIES

Consultant represents, warrants, and covenants that

5.1                                 Consultant’s entry into this Agreement or performance of Work hereunder has not and will not violate any consulting, employment, non-competition, proprietary information, confidentiality or other agreement, arrangement, understanding, or restriction applicable to him.

5.2                                 The Work will be performed using the highest professional standards.

5.3                                 Consultant shall comply with applicable federal, state, and local laws in performing the Work.

5.4                                 Consultant is authorized to work in the United States and to provide the services provided.

5.5                                 No Work will infringe any copyright, trade secret, patent or other proprietary right of a third party.

5.6                                 Consultant has all right, title and interest to grant any and all of the licenses granted hereunder.

5.7                                 No officer, employee or agent of SI International has been or will be employed, retained, paid a fee or otherwise receive personal compensation or consideration from Consultant in connection with obtaining, arranging or negotiating this Agreement or any Project Work Order.

5.8                                 No collusive arrangements have been made with other suppliers or persons bearing in any way upon this Agreement, Project Work Order or any Work hereunder.

SI INTERNATIONAL DOES NOT MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, TO CONSULTANT.  The provisions of this Section shall survive the termination or expiration of this Agreement for the period stated herein.

SECTION.  6                         WORK PRODUCT

All right, title and interest in the Work Product shall vest in SI International and shall be deemed to be a work made for hire. To the extent it may not be considered a work made for hire, Consultant assigns to SI International all right, title and interest in the Work Product.  To the extent that the Work Product includes previously developed items, Consultant hereby grants to SI International an unrestricted, royalty-free, perpetual, irrevocable, transferable, assignable license to make, use, market, import, distribute, copy, modify, prepare derivative works, perform, display, disclose and sublicense same.  Upon request, Consultant agrees to assist SI International to protect, convey and enforce SI International’s rights in the Work Product.

SECTION.  7                         INDEPENDENT CONTRACTOR

Consultant certifies that he is engaged in an independent business and will perform his obligations under this Agreement as an independent contractor; that neither this Agreement nor any Work direction hereunder constitutes an authorization to act for or bind SI International; and that Consultant may and does work for other customers.  This Agreement shall not make Consultant eligible to participate or to receive coverage under any SI International benefit plan, program, employment policy or procedure or workers’ compensation insurance.

SECTION.  8                         LIMITATION OF LIABILITY

SI INTERNATIONAL SHALL HAVE NO LIABILITY TO CONSULTANT FOR ANY CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION.  9                         INDEMNIFICATION

Consultant shall indemnify, hold harmless and defend, at Consultant’s expense, SI International (including its officers, directors, employees and agents) against any loss, cost, expense or liability (including but not limited to attorney fees and awarded damages) arising out of (i) a claim that the Work, or its use, infringes a patent, trade secret or other intellectual property right, (ii) based upon the breach of any term, condition, warranty, representation or covenant under this Agreement or any Project Work Order hereto, (iii) resulting from the negligence or willful or reckless acts or failures to act of Consultant.

SECTION.  10                  TERM AND TERMINATION

Subject to the prior review and approval of SI International’s Audit Committee of the Board of Directors, this Agreement shall be effective on January 15, 2005 and shall expire on January 14, 2006, and may be extended or otherwise modified by mutual agreement of the parties.  SI International may terminate this Agreement or any

Project Work Order, in whole or in part, for its convenience upon seven (7) days prior written notice.  SI International may terminate this Agreement or any Project Work Order hereunder, immediately, in whole or in part, based upon Consultant’s breach of a material term of the Agreement or a Project Work Order.  The provisions of the articles on Warranties, Confidential Information, Work Product, Indemnification, survive the termination or cancellation of this Agreement.  In the event that SI International terminates an effort according to this Section, Consultant will receive fair compensation for Work done, but in no event to exceed either the fixed price specified in Project Work Order or a price determined by Consultant’s labor rates set forth herein, whichever is lower.

SECTION.  11                  ADVERTISING, AND PUBLICITY

Consultant shall not use the names, logos, trademarks, or other marks of SI International in any advertising, promotional efforts or publicity of any kind without the prior written permission of SI International.

SECTION.  12                  GENERAL PROVISIONS

12.1                           Modifications; Notices. This Agreement and Project Work Order(s) may be amended or modified only by a written instrument signed by duly authorized representatives of the respective parties. All notices, requests, demands, or other communications hereunder other than day-to-day communications within the duties of the technical representatives shall be in writing and deemed given if personally delivered or five (5) days after proper mailing to the address below.

12.2                           Waiver of Breach. No waiver of any provision of this Agreement or any right or obligation of SI International shall be effective unless in writing, signed by its authorized representative. The failure of SI International to enforce a right shall not constitute a waiver.

12.3                           Choice of Law and Jurisdiction. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to any choice of law rules. The parties consent to the exclusive jurisdiction of the courts of Fairfax County, Virginia, and the Federal District Court for the District of Virginia, for causes of actions arising out or in connection with this Agreement.

12.4                           Records and Audit. Consultant further agrees to maintain its books and records relating to Work for a period of 3 years from the date such work was completed, and to make such books and records available to SI International, during normal business hours and upon reasonable advance notice.

12.5                           Remedies. Remedies herein are cumulative and in addition to other rights available in law or in equity.

12.6                           Headings Not Controlling. Headings used in this Agreement are for reference purposes only and shall not be used to modify the meaning of the terms and conditions of this Agreement.

12.7                           Survival Period. Any provision of this Agreement that imposes an obligation following the termination or expiration of this Agreement will survive the termination or expiration and will continue to be binding upon the parties to this Agreement.

12.8                           Entire Agreement, Partial Invalidity. Neither party has been induced by representations, statements, warranties, or agreements other than those set forth herein. This Agreement embodies the entire understanding of the parties hereto relating to the Services regarding the subject matter hereof and supersedes any previous agreements or understandings, written or oral, in effect between the parties relating thereto. If any part, term, or provision of this Agreement shall be held illegal, unenforceable, or in conflict with applicable laws, the validity of the remaining portion or portions shall not be affected thereby.  Consultant may not assign this Agreement without SI International’s prior written consent.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, HAVE CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR AUTHORIZED REPRESENTATIVES ON THE DATES SET FORTH BELOW.

SI INTERNATIONAL, INC.

CONSULTANT

By:	/s/ THOMAS E. DUNN	By:	/s/ WALTER J. CULVER
	Authorized Signature		Authorized Signature
Name:	Thomas E. Dunn	Name:	Walter J. Culver
Title:	Chief Financial Officer	TPN:
Date:		Date:
Address for Purposes of Notices:		Address for Purposes of Notices:
12012 Sunset Hills Road, Suite 800		11175 Lake Chapel Lane
Reston, VA 20190		Reston, VA 20191